Exhibit 10.28

PHILANTHROPY AGREEMENT
THIS AGREEMENT (the “Agreement”) between Chemical Financial Corporation (“Chemical” ) and Gary Torgow (the “Executive”) is entered into as of February 27, 2018.
WHEREAS, Executive currently serves as Executive Chairman of Chemical’s Board of Directors (the “Board”); and
WHEREAS, Chemical recognizes Executive’s long and distinguished history of strong philanthropy to the community that Chemical serves; and
WHEREAS, in the event Executive’s services as Executive Chairman of the Board are terminated and Executive receives a cash severance benefit in connection with his separation from service, Chemical desires to make the charitable contribution described below in recognition of Executive’s extraordinary philanthropy to the community;
NOW, THEREFORE, in consideration of the foregoing, Chemical agrees as follows:
If, Executive’s services to Chemical as Chairman of the Board are terminated Without Cause or for Good Reason, both as defined in the employment agreement between Executive and Chemical in effect at such time (the “Employment Agreement”), Chemical, in recognition of Executive’s voluntary generosity shown to the community over a long period of time, shall donate to the Community Foundation of Southeastern Michigan a cash, lump sum payment within sixty (60) calendar days following Executive’s separation from service with Chemical (the “Donation)”. The amount of such Donation shall equal the lesser of: (i) the total amount of any cash Severance Pay (as defined in the Employment Agreement) that Executive is entitled to receive under the Employment Agreement, and (ii) the dollar amount of his Severance Pay that Executive directs to be paid to the Community Foundation of Southeastern Michigan. Chemical and Executive agree that the Donation is not compensation to Executive for any services that Executive has provided to Chemical, is not due and would not otherwise have been paid to or at the direction of Executive, and Executive shall receive no economic benefit whatsoever as a result of the Donation.
This Agreement shall be binding upon any successor to Chemical. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Agreement. No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Chemical and Executive.
This Agreement is hereby executed as of the date set forth above.

CHEMICAL FINANCIAL CORPORATION

By:	/s/ Thomas C. Shafer
Thomas C. Shafer
Its:	Vice Chairman of Chemical Financial Corporation

/s/ Gary Torgow
Gary Torgow, Executive